As filed with the Securities and Exchange Commission on July 24, 2009
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
M&T BANK CORPORATION
(Exact name of registrant as specified in its charter)

New York	16-0968385
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)
One M&T Plaza
Buffalo, New York 14203
(Address of Principal Executive Offices, including zip code)
M&T BANK CORPORATION
2009 EQUITY INCENTIVE COMPENSATION PLAN
(Full title of the plan)
Brian R. Yoshida, Esq.
Administrative Vice President and Deputy General Counsel
M&T Bank Corporation
One M&T Plaza
Buffalo, New York 14203
(716) 842-5464
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee (3)
Common Stock, $.50 par value	5,955,145	$55.53	$330,689,201.90	$18,452.50

(1)	This Registration Statement also covers an indeterminate number of additional shares which may be offered and issued under the employee benefit plan named above to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h)(1); calculated based on the average of the high and low prices for M&T’s Common Stock on July 21, 2009, as reported on the New York Stock Exchange.

(3)	Pursuant to Rule 457(p), M&T Bank Corporation offsets the $18,452.50 registration fee by $24,797.58 of fees paid by M&T Bank Corporation for 1,955,145 shares of M&T Common Stock remaining unsold after the termination of M&T Bank Corporation’s Registration Statement on Form S-8, Registration Number 333-127406, filed on August 10, 2005. Accordingly, a filing fee of $0 is being paid herewith.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information specified in Part I of Form S-8 (Items 1 and 2) are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement, but will be sent or given to plan participants as specified by Rule 428 promulgated under the Securities Act of 1933, as amended.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents are incorporated by reference into this Registration Statement:
     (a) M&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on February 23, 2009;
     (b) All other reports filed by M&T pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above, including M&T’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the Commission on May 8, 2009 and Current Report on Form 8-K filed with the Commission on May 28, 2009; and
     (c) The description of M&T’s Common Stock contained in the Registration Statement on Form 8-A, filed by M&T on May 20, 1998, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.
     In addition, all documents subsequently filed by M&T pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the date of the filing of such documents.
     Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Brian R. Yoshida, Esq., Administrative Vice President and Deputy General Counsel of M&T, has delivered a legal opinion to the effect that the issuance and sale of the M&T Common Stock offered hereby was duly authorized by M&T and that such M&T Common Stock will be validly issued, fully paid and nonassessable when issued pursuant to the Plan. Mr. Yoshida currently holds options granted under the M&T Bank Corporation 2001 Stock Option Plan and the M&T Bank Corporation 2005 Incentive Compensation Plan and shares of M&T Common Stock owned directly and through the M&T Bank Corporation Retirement Saving Plan which, in the aggregate, account for less than ..01% of M&T’s outstanding Common Stock on a fully diluted basis.
Item 6. Indemnification of Directors and Officers.
     Sections 721 through 725 of the New York Business Corporation Law (“NYBCL”) contain specific provisions relating to indemnification of directors and officers of a New York corporation against liability for their acts under certain circumstances. In general, the statute provides that (1) a corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), including an action by or in the right of any other entity which any director or officer served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other entity in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, or had no reasonable cause to believe that his conduct was unlawful, and (2) a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other entity, against amounts paid in settlement and reasonable expenses, including attorney’s fees, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, other than a threatened action or a pending action which is settled or otherwise disposed of, or any matter as to which such person shall have been adjudged to be liable to the corporation, unless and to the extent that the court determines that the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. The statute provides that a corporation must indemnify a director or officer if he is successful in his defense of an action or proceeding and may indemnify such person if he is not successful in such defense if it is determined as provided in the statute that he meets a certain standard of conduct. The statute also permits a director or officer of a corporation who is party to a proceeding to apply to the courts for indemnification. The statute further provides that a corporation may in its certificate of incorporation or by-laws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute. NYBCL § 721 prohibits indemnification of officers and directors for acts finally adjudicated to be committed in bad faith, resulting from active or deliberate dishonesty, or resulting in a personal gain to which such an officer or director was not legally entitled.
     Article Seventh of M&T’s Restated Certificate of Incorporation provides that as to any act or omission occurring after the adoption of such provision, a director of M&T shall, to the maximum extent permitted by the laws of the State of New York, have no personal liability to M&T or any of its stockholders for any breach of duty as a director, to the extent permitted by law.
     Article V of M&T’s amended and restated by-laws provides that each director and officer of M&T, whether or not then in office, and any person whose testator or intestate was such a director or officer, will be indemnified by M&T for the defense of, or in connection with, any threatened, pending or completed actions or proceedings and appeals therein, whether civil, criminal, governmental, administrative or investigative, in accordance with and to the fullest extent permitted by the NYBCL or other applicable law, as such law currently exists or may hereafter be amended. However, M&T is allowed to provide indemnification in connection with an action or proceeding initiated by such director or officer only if such action or proceeding was authorized by M&T’s Board of Directors. Expenses incurred by a director or officer in connection with any action or proceeding as to which indemnification may be given may be paid by M&T in advance of the final disposition of such action or proceeding as to which indemnification may be given may be paid by M&T in advance of the final disposition of such action or proceeding upon (1) receipt of an undertaking by or on behalf of such director or officer to repay such advancement in the event that such director or officer is ultimately found not to be entitled to indemnification and (2) approval by the board of directors acting by a quorum consisting of directors who are not parties to such action or proceeding or, if such a quorum is not obtainable, the approval by stockholders. To the extent permitted by law, the board of directors or, if applicable, the stockholders, shall not be required to find that the director or officer has met the applicable standard of conduct provided by law for indemnification in connection with such action or proceeding.
     M&T maintains director and officer liability insurance coverage for its directors and officers and those of its subsidiaries. This coverage insures such persons against certain losses that may be incurred by them in their respective capacities as directors and officers.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The exhibits to this Registration Statement are described in the Exhibit Index below.
Item 9. Undertakings.
          (a) M&T hereby undertakes:
               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” tables in the effective registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by M&T pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
          (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) M&T hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of M&T ‘s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of M&T pursuant to the foregoing provisions, or otherwise, M&T has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by M&T of expenses incurred or paid by a director, officer or controlling person of M&T in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, M&T will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, M&T certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Buffalo, New York on July 24, 2009.

M&T BANK CORPORATION
By:	/s/ René F. Jones
René F. Jones, Executive Vice President
and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 24, 2009.

Signature	Title

*	Chairman of the Board and Chief Executive
Robert G. Wilmers	Officer (Principal Executive Officer) and Director

/s/ René F. Jones	Executive Vice President and Chief Financial
René F. Jones	Officer (Principal Financial Officer)

*	Senior Vice President and Controller
Michael R. Spychala	(Principal Accounting Officer)

* Brent D. Baird	Director

* Robert J. Bennett	Director

* C. Angela Bontempo	Director

* Robert T. Brady	Director

* Michael D. Buckley	Director

* T. Jefferson Cunningham III	Director

Signature	Title

Director
Mark J. Czarnecki

* Colm E. Doherty	Director

Gary N. Geisel	Director

* Patrick W.E. Hodgson	Director

* Richard G. King	Director

* Jorge G. Pereira	Director

* Michael P. Pinto	Director

Director
Melinda R. Rich

* Robert E. Sadler, Jr.	Director

* Eugene J. Sheehy	Director

* Herbert L. Washington	Director

* By:	/s/ Brian R. Yoshida Brian R. Yoshida
(Attorney-in-Fact)
Pursuant to Power of Attorney filed herewith

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

4.1	M&T Bank Corporation 2009 Equity Incentive Compensation Plan, incorporated by reference to Appendix A to the Proxy Statement of M&T Bank Corporation dated March 6, 2009 (File No. 1-9861).

5.1	Opinion of Brian R. Yoshida, Esq., filed herewith.

23.1	Consent of Brian R. Yoshida, Esq., included in the opinion filed as Exhibit 5.1 hereto.

23.2	Consent of PricewaterhouseCoopers LLP, filed herewith.

24.1	Power of attorney, filed herewith.